Exhibit 3.12

SECOND AMENDED OPERATING AGREEMENT

OF

TAGWORKS, L.L.C.

THIS SECOND AMENDED OPERATING AGREEMENT (this “Agreement”), dated as of March 16, 2011, of TAGWORKS, L.L.C., an Arizona limited liability company (the “Company”), is adopted and entered into by The Hillman Group, Inc., a Delaware corporation (the “Sole Member”), pursuant to and in accordance with Arizona law, and the terms of this Agreement.

WHEREAS, the Company has heretofore been formed as a limited liability company under the Arizona Limited Liability Company Act (the “Act”) pursuant to Articles of Organization filed with the Arizona Corporation Commission on February 15, 2007 and amended by the Articles of Amendment filed on July 10, 2009 and the Articles of Amendment filed on March 16, 2011;

WHEREAS, the Company has previously amended its operating agreement by entering into the Amended Operating Agreement of TAGWORKS, L.L.C., effective December 30, 2010;

WHEREAS, effective as of the date hereof, the Sole Member has acquired 100% of the ownership interests of the Company pursuant to that certain Membership Interest Purchase Agreement, dated as of March 10, 2011, by and among the Sole Member, the Company, George L. Hagen, in his capacity as representative, and the sellers named therein; and

WHEREAS, the Sole Member agrees that membership in, and management of, the Company shall be governed by the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the terms and conditions hereof, the Sole Member hereby agrees as follows:

1. Name. The name of the Company is “TAGWORKS, L.L.C.”.

2. Formation. The Company was formed upon the execution of the Articles of Organization of the Company by George Lynn Hagen and the filing of such Articles of Organization on February 15, 2007 with the Arizona Corporation Commission, George Lynn Hagen being authorized to take such actions. The parties shall immediately, and from time to time hereafter, as may be required by law, execute all amendments of the Articles of Organization, and do all filing, recording and other acts as may be appropriate to comply with the operation of the Company under the Act.

3. Purpose; Intent. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have the authority to take all actions necessary or convenient to accomplish its purposes and operate its business as described in this Section 3. It is the intent of the Sole Member that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes, and the Sole Member shall not take any action inconsistent with this Section 3.

4. Registered Office and Agent for Service of Process. The registered office of the Company in the State of Arizona is 1155 West Rio Salado Parkway, Unit 101, Tempe, Arizona 85281. The Company’s agent for service of process is National Registered Agents, Inc., 638 North 5th Avenue, Phoenix, Arizona 85003. The Sole Member may change the registered office and agent for service of process of the Company from time to time.

5. Principal Place of Business. The principal place of business of the Company is 1155 West Rio Salado Parkway, Suite 102, Tempe, Arizona 85281. The Sole Member may change the office locations of the Company from time to time.

6. Sole Member. The name and business address of the Sole Member is The Hillman Group, Inc., a Delaware corporation, 10590 Hamilton Avenue, Cincinnati, OH 45231-1764.

7. Management.

(a) Except as otherwise expressly provided in this Agreement, the Company shall be managed by the Sole Member. Except as otherwise provided in this Agreement, any action to be taken in the name and on behalf of the Company shall require the prior approval of the Sole Member and the actions of the Sole Member shall bind the Company. The Sole Member may take any and all actions (including, without limitation, executing, delivering and performing on behalf of the Company any and all contracts, agreements, certificates, undertakings or other documents or instruments) and do any and all things necessary, desirable, convenient or incidental to carry on the business and purposes of the Company. The Sole Member may execute any contract, agreement, certificate, undertaking or other document or instrument as a “Managing Member”, a “Member”, a “Manager” or an “Authorized Person”. The Sole Member may delegate any responsibility or authority to any officer, employee or agent of the Company.

(b) The Sole Member may from time to time, in its discretion, appoint any person as an officer of the Company, holding such titles and having such duties as determined by the Sole Member. Each officer of the Company shall be subject to removal with or without cause at any time by the Sole Member. Except as otherwise provided in this Agreement, the action of any officer (including, without limitation, the execution and delivery by any officer, on behalf of the Company, of any and all contracts, agreements, certificates, undertakings or other documents or instruments) pursuant to authority granted by the Sole Member shall bind the Company.

(c) Notwithstanding anything to the contrary contained in Sections 7(a) and 7(b), any officer of the Company is empowered and authorized to take actions in the name and on behalf of the Company that are purely ministerial and administrative in nature, including, without limitation, to execute, file and record or cause to be executed, filed and recorded all such certificates and documents, including amendments to the Articles of Organization, and to do or cause to be done such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Arizona and any other jurisdiction in which the Company may own property or conduct business.

(d) Any person dealing with the Company may rely upon a certificate signed by the Sole Member or any officer of the Company as to: (i) the identity of the Sole Member or any officer of the Company; and (ii) the person or persons who are authorized to execute and deliver any contract, agreement, certificate, undertaking or other document or instrument on behalf of the Company.

(e) No manager or member shall be required to devote his whole time or any specified time to his duties hereunder, but each manager or member shall devote as much time to the Company’s business and affairs as is reasonably necessary to achieve the purpose of the Company and to discharge such manager or member’s respective duties and responsibilities set forth herein. Each manager and member may engage in other businesses and activities of every nature and description, independently or with others, and neither the Company nor any member shall by reason of this Agreement have any rights in any such ventures or in the income or profits derived therefrom, and no such manager or member shall be liable to the Company or any other member as a result thereof.

8. Capital Contributions. The Sole Member may make an initial capital contribution to the Company, in such amount and at such time as determined by the Sole Member in its sole discretion. The Sole Member may make additional contributions that the Sole Member, in its sole discretion, deems necessary or appropriate.

9. Profits and Losses. All profits, losses, gains, and similar tax items shall be allocated to the Sole Member.

10. Capital Accounts. A capital account shall be maintained for the Sole Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

11. Distributions. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member.

12. Restrictions on Transfer. The Sole Member may, in its sole discretion, sell, assign, dispose of, or otherwise transfer, pledge or encumber, all or any part of its interest in the Company at any time.

13. Admission of Additional or Substitute Members. Additional members and substitute members may be admitted to the Company at any time with the prior written approval of the Sole Member.

14. Liability of Sole Member and Officers.

(a) Neither the Sole Member, any officer of the Company nor any of their respective affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, and used herein, “Affiliates”) shall be liable to the Company, any member of the Company, any officer of the Company or any of their respective Affiliates for any action taken or omitted to be taken by the Sole Member, such officer or any of their respective Affiliates in good faith and with the belief that such action or omission was in the best interest of the Company, so long as such action or omission is not in violation of the provisions hereof and does not constitute fraud, gross negligence or willful misconduct. Neither the Sole Member, any officer of the Company nor any of their respective Affiliates shall be liable to the Company, any member of the Company, any officer of the Company or any of their respective Affiliates for any action taken or omitted to be taken by any other member of the Company, any other officer of the Company or any of their respective Affiliates nor shall the Sole Member or any officer of the Company (in the absence of fraud, gross negligence or willful misconduct by the Sole Member or such officer, as the case may be) be liable to the Company, any member of the Company or any officer of the Company for any action or omission of any employee or agent of the Company.

(b) The Sole Member shall not be obligated to restore by way of capital contribution or otherwise any deficit in its capital account (if such deficit occurs).

15. Limited Liability of Sole Member. Except as otherwise expressly set forth herein or in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

16. Indemnification.

(a) Indemnification of Protected Persons. To the fullest extent permitted by law, the Company shall indemnify, hold harmless, protect and defend the Sole Member and each officer of the Company (each, a “Protected Person”) against any losses, claims, damages or liabilities, including legal fees and expenses incurred in investigating or defending against any such losses, claims, damages or liabilities, and any amounts expended in settlement of any claims approved by the Sole Member (collectively, “Liabilities”), to which any Protected Person may become subject:

(i) by reason of any act or omission or alleged act or omission (even if negligent) performed or omitted to be performed in connection with the activities of the Company;

(ii) by reason of the fact that it is or was acting in connection with the activities of the Company in any capacity or that it is or was serving at the request of the Company as a member, partner, shareholder, director, officer, employee or agent of any person; or

(iii) by reason of any other act or omission or alleged act or omission arising out of or in connection with the activities of the Company;

unless, in each case, such Liability results from such Protected Person’s own fraud, gross negligence or willful misconduct.

(b) Reimbursement of Expenses. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Protected Person for reasonable legal or other expenses (as incurred) of each Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Liabilities for which the Protected Person may be indemnified pursuant to this Section 16; provided, that such Protected Person executes a written undertaking to repay the Company for such reimbursed or advanced expenses if it is finally judicially determined that such Protected Person is not entitled to the indemnification provided by this Section 16.

(c) Survival of Protection. The provisions of this Section 16 shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification under this Section 16 and regardless of any subsequent amendment to this Agreement; provided, that no such amendment shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

17. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon a decision to dissolve the Company made at any time by the Sole Member. In the absence of such a decision, the Company shall be dissolved and its affairs wound up upon the bankruptcy or dissolution of the Sole Member or as otherwise specifically required by the Act.

18. Liquidation. Upon a dissolution pursuant to Section 17, the Company’s business and assets shall be liquidated in an orderly manner. The Sole Member shall designate a person to be the liquidator to wind up the affairs of the Company. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any manner that the liquidator shall determine, provided that any distribution to the Sole Member shall be made in accordance with Section 11.

19. Amendments. This Agreement may be amended only by a written instrument executed by the Sole Member.

20. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company, any creditor of the Sole Member or any creditor or any officer of the Company.

21. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Arizona.

22. Entire Agreement. This Agreement constitutes the entire agreement of the Sole Member with respect to the subject matter hereof and supersedes all prior written or oral agreements, and all contemporaneous oral agreements, in respect thereof, and shall not be amended, modified, or supplemented, nor any provision hereof waived, except in accordance with the terms of this Agreement.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

SOLE MEMBER:

THE HILLMAN GROUP, INC.

By:	/s/ James P. Waters
Name: James P. Waters
Title: CFO